Exhibit 10.2

Loan Extension Agreement and Warrant grant

This Loan Extension Agreement (“Extension”) is entered into as of January 1, 2024 (the “Effective Date”), by and between Orgenesis LTD, (“Borrower”), Orgenesis Inc (“ORGS”) and Aharon Lukach (“Lender”). Borrower, ORGS and Lender may each be referred to herein as a “Party,” and collectively as the “Parties”.

WHEREAS: Lender and Borrower are parties to several up to 8% unsecured loan agreements executed during 2023, pursuant to which Lender has, to date, lent the principal amount of $325,000 to Borrower, the balance of which outstanding at the Effective Date is $331,099. (collectively the “Loan Agreements”); and

WHEREAS: On January 1, 2024, the Lender and Borrower agreed to extend the Maturity Date of the Loan Agreements to December 31, 2024 on the same terms of the Loan Agreements, and grant Lender the right to convert the outstanding amount of the loan into ordinary shares of ORGS at a conversion price of $0.85 per share;

WHEREAS: ORGS has agreed to grant warrants for the right to purchase 360,000 ordinary shares of ORGS at an exercise price of $0.85 per share, not exercisable within 6 months of the grant date, and which shall expire on December 31, 2024 (the “Warrant”);

NOW THEREFORE, the Parties hereby agree as follows:

1.1	Unless otherwise converted into equity pursuant to the terms of the Loan Agreements, the maturity dates in the Loan Agreements will be extended to December 31, 2024. All references in the Loan Agreements and the Notes to Maturity Date shall now mean December 31, 2024.

1.2	The outstanding loan amount at January 1, 2024 is $331,099. The Loan Agreements shall be deemed to be amended to provide that all interest on the loan of eight percent (8%) shall be compounded from the said $331,099 outstanding at January 1, 2024.

1.3	ORGS has agreed to grant warrants for the right to purchase 360,000 ordinary shares of ORGS at an exercise price of $0.85 per share, not exercisable within the first 6 months of the grant date, and which shall expire on December 31, 2024 in the form attached hereto as Exhibit A.

1.4	Lender will be allowed to, at his discretion, convert the outstanding amount of the loan including unpaid interest thereon, into ordinary shares of ORGS, at the conversion rate of $0.85 per share.

2.	GENERAL PROVISIONS.

2.1	The Loan Agreements are hereby amended only to the extent necessary to give full effect to this Extension. Unless expressly specified herein, all other terms and conditions specified in the Loan Agreements shall apply and shall remain in full force and effect. Capitalized terms used not defined herein shall have the meaning ascribed to them in the Loan Agreements. In the event of any conflict between the terms of this Extension and the terms of the Loan Agreements, the terms of this Extension shall control.

2.2	Unless expressly specified herein, all other terms and conditions specified in the Warrants attached hereto AS Exhibit A, shall apply. Capitalized terms used not defined herein shall have the meaning ascribed to them in the Warrants. In the event of any conflict between the terms of this Extension and the terms of the Warrants, the terms of this Warrants shall control.

2.3	This Extension may be executed in any number of counterparts, including in facsimile and scanned format, each of which shall be deemed an original and enforceable against the Party actually executing such counterpart and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Loan Extension and Warrant Agreement, as of the date first above written.

THE LENDER:

Aharon Lukach

ORGENESIS INC .

Name:	Vered Caplan
Title:	Chief Executive Officer
Address:	20271 Goldenrod Lane
Germantown, Maryland, 20776 USA

ORGENESIS LTD .

Name:	Vered Caplan
Title:	Director

Exhibit A – form of Warrants